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                          STRATEGIC TIMBER TRUST, INC.

                                  July 9, 1999

VIA EDGAR


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


         Re: Withdrawal of Strategic Timber Trust, Inc. Registration Statement on Form S-11 (File No. 333-71291)


Dear Sir/Madam:

Pursuant to Rule 477 under the Securities Act of 1933, as amended (the "Act"), Strategic Timber Trust, Inc. hereby requests that its Registration Statement on Form S-11 (File No. 333-71291), as amended, be withdrawn from registration under the Act.

                                             Very truly yours,

                                             Strategic Timber Trust, Inc.

                                             By: /s/ Joseph E. Rendini
                                             ---------------------------------
                                             Joseph E. Rendini
                                             Secretary, General Counsel &
                                             Vice President


cc:      C. Edward Broom
         William H. Bradley
         Thomas C. Herman
         Robert V. Jewell
         Catherine S. Gallagher






                               Joseph E. Rendini
                  Secretary, General Counsel & Vice President
              5 North Pleasant Street - New London, NH 03257 - USA
                      (603) 526-7800 - Fax: (603) 526-7811
                         jrendini@strategic-timber.com